Exhibit 99.1

FOOTHILL RANCH, CA--(Marketwire - 12/23/10) - DecisionPoint Systems, Inc. (OTC.BB:DNPI - News), a leading provider of Enterprise Mobility and RFID solutions, today announced an agreement to acquire CMAC, Inc., a logistics consulting and systems integration provider headquartered in Alpharetta, Georgia. The purchase price of $3.15 million is to be paid 70% in cash and 30% in stock. The transaction, which is scheduled to close before the end of 2010, is expected to be accretive to DecisionPoint's 2011 earnings by $0.02 to $0.03 per share fully-diluted.

For the 10 months ended October, 2010, CMAC reported (draft audited) revenue of $8.8 million and income from operations before taxes of $781,000. CMAC expects full year 2010 revenue to reach approximately $11 million. Approximately 40% of CMAC revenue is derived from the sale of software and services and 60% from the resale of hardware. Bryan Moss, President of CMAC, will be appointed Senior Vice President, Professional Services of the combined company.

"CMAC offers complementary services to similar end markets and is a good fit with DecisionPoint," said Nicholas Toms, CEO of DecisionPoint. "Combining with CMAC will shift DecisionPoint's revenue mix more in favor of services and software, consistent with our long term plan, resulting in expected incremental gross margin expansion of 100 to 200 basis points in 2011. In addition, CMAC's strong presence in the Southeast fills out our geographic service presence in the U.S. to that important and fast growing region. CMAC's customer base is largely complementary to our own, providing a rich opportunity for cross-selling by both companies' teams. We look forward to working together to deliver world class solutions to our customers and to drive increasing value for our shareholders as our industry draws increasing interest from outside sources."

Commenting on the transaction, Mr. Moss stated, "The combination of CMAC and DecisionPoint will allow us to leverage our services on a much larger platform and better service our mutual customers."

About CMAC, Inc.

CMAC, Inc. is a logistics consulting and systems integration firm focused on delivering operational and technical supply chain solutions. Since 1996 CMAC's experienced team has provided cost effective solutions to over 500 organizations in various industries and has evolved into a proven market leader. CMAC provides industry specific know-how in mobile computing, wireless networking, warehouse management software plus industry solutions for the entire supply chain from manufacturing to transportation management.

About DecisionPoint Systems, Inc.

DecisionPoint Systems, Inc. (OTC.BB:DNPI - News) delivers improved productivity and operational advantages to its clients by helping them move their business decision points closer to their customers. They do this by making enterprise software applications accessible to the front-line worker anytime, anywhere. DecisionPoint utilizes all the latest wireless, mobility, and RFID technologies. For more information on DecisionPoint Systems visit:

http://www.decisionpt.com/news.php.

Under The Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievement in the future to differ materially from forecasted results, performance, and achievement. These risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectation.

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